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EXHIBIT 8(h)

                                 August 14, 2001

State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110

     Re: Transfer Agency and Service Agreement dated June 6, 1994 by and between Martin Currie Business Trust and State Street Bank and Trust Company (the "Agreement")
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Ladies and Gentlemen:

         Pursuant to Article 10 of the Agreement, Martin Currie Business Trust (the "Trust") hereby notifies you that it has established an additional series of shares, namely, the "MCBT Pan European Mid Cap Fund" (the "New Fund"), with respect to which the Trust desires that you serve as transfer agent under the terms of the Agreement.

         If you agree to so serve as transfer agent for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a "Portfolio" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                                            Very truly yours,

                                            MARTIN CURRIE BUSINESS TRUST


                                            By:    /s/ Timothy J.D. Hall
                                                 -------------------------------
                                                 Name:     Timothy J.D. Hall
                                                 Title:    Director



The foregoing is hereby accepted and agreed.

STATE STREET BANK AND TRUST COMPANY


By:  /s/ Michelle Loranger
     --------------------------------------
     Name: Michelle Loranger
     Title: Vice President